UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): ________

0-17412
(Commission File Number)

______________________________

SECURED INCOME L.P.
(Exact name of registrant as specified in its charter)

Delaware           06-1185846
   (State of Incorporation)                                               (IRS Employer
                              Identification Number)

340 Pemberwick Road, Greenwich, Connecticut 06831
(Address of registrant’s principal executive office)

(203) 869-0900
(Registrant’s telephone number)

______________________________

Item 8.01 Other Events.

On January 26, 2006, Columbia Westmont Associates, L.P. (formerly known as Columbia Associates) entered into an agreement to sell The Westmont, a 163 unit residential complex (including certain commercial space) in New York City, to the Archstone-Smith Operating Trust, an affiliate of the Archstone-Smith Trust, a New York Stock Exchange listed real estate investment trust. Secured Income L.P. is the limited partner of Columbia Westmont Associates, but is not affiliated with its general partners. The purchase price for the complex is $87,750,000, subject to customary adjustments. The closing of the transaction is subject to certain customary conditions, including the consent of the Federal Home Loan Mortgage Corporation (Freddie Mac), which provides mortgage financing for the complex, to the assumption of the mortgage by the purchaser. Columbia Westmont Associates anticipates that, subject to the satisfaction or waiver of the various conditions, the sale will be consummated during the third calendar quarter of 2006.

Carrollton X Associates Limited Partnership, the owner of Fieldpointe Apartments, a 252 unit residential complex in Frederick, Maryland, has recently entered into negotiations to sell the complex for a purchase price of approximately $27,100,000. Secured Income is the limited partner of Carrollton X Associates, and is affiliated with one of its general partners.

The disposition of the two complexes by their respective owners is consistent with a plan of liquidation and winding up of the business of Secured Income. Following the sale of the complexes, if consummated, Secured Income intends to distribute the net proceeds to which it is entitled under the respective partnership agreements of Columbia Westmont Associates and Carrollton X Associates to its limited and general partners, in accordance with the terms and conditions of the Secured Income limited partnership agreement. After making the distributions, Secured Income intends to dissolve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURED INCOME L.P.
By:	Wilder Richman Resources Corporation, its General Partner

By:  /s/ Neal Ludeke
Name: Neal Ludeke
Title: Chief Financial Officer

Date: April 3, 2006